Exhibit 10.1

[PERFORMANCE-BASED TRIO UNITS]

2022 INDUCEMENT EQUITY INCENTIVE PLAN

FIRST_NAME_MIDDLE_NAME_LAST_NAME

ADDRESS_LINE_1

ADDRESS_LINE_2

CITY_STATE_ZIPCODE

Dear FIRST_NAME_MIDDLE_NAME_LAST_NAME,

NOTICE OF RSU GRANT (PERFORMANCE-BASED)

Congratulations. We, Intevac, Inc. (“Intevac” or the “Company”), pursuant to our 2022 Inducement Equity Incentive Plan (the “Plan”), hereby grants you an award (the “award” or “Award”) of restricted stock units (the “RSUs” or “Restricted Stock Units”) to receive the number of Shares as set forth below. Unless otherwise stated, all capitalized terms within this Restricted Stock Unit Agreement (the “Agreement”), which includes this Notice of RSU Grant (Performance-Based) (the “Notice of Grant”) and the Terms and Conditions of Restricted Stock Unit Grant – Performance-Based, shall be interpreted as defined in the Plan. The following documents are linked to this notification and are also available on the Intevac Portal under the Stock Plans page:

•	Terms and Conditions of Restricted Stock Unit Grant – Performance-Based

•	2022 Inducement Equity Incentive Plan

•	2022 Inducement Equity Incentive Plan Prospectus

By accepting this Notice of Grant, you are agreeing to the electronic availability of the documents disclosed above. If you need a hard copy of any of the documents, please contact Janice Smith or myself, and one will be provided to you at no charge.

Name of Award Grantee:

Grantee Employee ID Number:

Award Number:

Date of Award Grant:

Maximum Number of RSUs Subject to Award:

Vesting Schedule:

Subject to you continuing to be a Service Provider through the applicable vesting date, the RSUs will vest in accordance with the following vesting criteria:

General

The number of RSUs subject to the Award that will become eligible for vesting as set forth below will depend upon the achievement of the applicable performance goal (the “Performance Goal”) relating to the Cumulative TRIO Units Shipped (as defined below) for the Performance Period (as defined below) and will be determined in accordance with this Agreement. Vesting of the RSUs is contingent upon the satisfaction of the Operating Profit Requirement (as defined below) on or after the date the applicable RSUs become Eligible RSUs (as defined below).

[PERFORMANCE-BASED TRIO UNITS]

Performance Period

The Award’s performance period (the “Performance Period”) will begin on the first day of the Company’s 2024 Fiscal Year (the “Commencement Date”) and will be scheduled to end on (and include) the last day of the Company’s 2026 Fiscal Year (the “Scheduled End Date”).

Notwithstanding the foregoing, in the event of a Change in Control that occurs prior to the Scheduled End Date, the Performance Period will be shortened to end on a date, as determined by the Human Capital Committee of the Board (the “Human Capital Committee”) or the Board (in either case, as Administrator of the Plan) in its sole discretion, that occurs no earlier than ten (10) business days prior to the consummation of the Change in Control (the “Closing”) and no later than the Closing (but prior to the Closing) (such date, the “Change in Control Performance Period End Date”) for purposes of calculating the Cumulative TRIO Units Shipped and determining whether the Operating Profit Requirement has been satisfied with respect to the applicable Eligible RSUs, if any, and the treatment of the Award will be as set forth in this Agreement. The Scheduled End Date, or, if earlier, the Change in Control Performance Period End Date is referred to as the “Period End Date”.

Service Requirement

If your status as a Service Provider terminates for any reason before you vest in the RSUs, the RSUs will terminate and be cancelled and forfeited for no consideration and you will have no further rights with respect to such RSUs or any of the underlying Shares. Any RSUs subject to the Award that are not determined to be Eligible RSUs as of the Final Determination Date (as defined below) will terminate and be cancelled and forfeited for no consideration and you will have no further rights with respect to such RSUs or any of the underlying Shares.

Performance Determination

The number of RSUs, if any, that become eligible to vest (the “Eligible RSUs”) will be determined by the Administrator in its sole discretion within ten (10) days following the date the Administrator first receives notice that a Performance Goal has been achieved, but in all cases no later than sixty (60) days following the Scheduled End Date, or, in the event of a Change in Control, on a date on or following the Change in Control Performance Period End Date but in all cases prior to the Closing (the date the Administrator takes action to make such determination, the “Determination Date” and the final Determination Date that occurs no later than sixty (60) days following the Scheduled End Date, or if earlier, on a date on or following the Change in Control Performance Period End Date but in all cases prior to the Closing, the “Final Determination Date”) and will depend upon the Company’s Cumulative TRIO Units Shipped during the Performance Period as described herein.

“Cumulative TRIO Units Shipped” will be calculated as of each Determination Date and will be calculated based on the cumulative number of TRIO Units Shipped during the Performance Period as of such Determination Date. A TRIO Unit (as defined below) that has been shipped into the field during the Performance Period will be considered a “TRIO Unit Shipped” on the date that the Company recognizes revenue for such TRIO Unit during the Performance Period. For purposes of clarification, if a TRIO Unit is shipped during the Performance Period but the Company does not recognize income from such TRIO Unit during the Performance Period, such TRIO Unit will not be considered a TRIO Unit Shipped and will not be included in the calculation of the Cumulative TRIO Units Shipped. For purposes of this Agreement, a “Trio Unit” is any system enabled by one or more Cylindrical Magnetrons.

[PERFORMANCE-BASED TRIO UNITS]

Eligible RSU Calculations (Cumulative TRIO Units Shipped):

Level *	Performance Goal	Percentage of Target RSUs that become Eligible RSUs**	Number of Eligible RSUs**
1.	[……]	50%
2.	[……]	100%
3.	[……]	200%

*	The number of RSUs that will become Eligible RSUs will not be interpolated between levels 1 – 3.
**

The percentages and numbers of Eligible RSUs shown are inclusive of, and not in addition to, any RSUs that previously became Eligible RSUs. For example, if on the first Determination Date, it is determined that […] Cumulative TRIO Units Shipped such that 50% of the Target RSUs became Eligible RSUs, and on the next Determination Date, it is determined that […] Cumulative TRIO Units Shipped, an additional 50% of the Target RSUs become Eligible RSUs, for a total amount of Eligible RSUs equal to 100% of the Target RSUs. Any partial shares of Common Stock will be rounded down to the nearest whole Share and any fractional Shares will be forfeited for no consideration.

“Target RSUs” means 50% of the Maximum Number of RSUs Subject to Award. In no event may more than 100% of the Maximum Number of RSUs Subject to Award be Eligible RSUs for the Performance Period.

Change in Control

In the event of a Change in Control that occurs prior to the Scheduled End Date, the Performance Period will terminate and the number of Eligible RSUs will equal the number of Eligible RSUs calculated pursuant to the terms of the Agreement based on the Cumulative TRIO Units Shipped, as applicable, during the Performance Period (as calculated through the Change in Control Performance Period End Date), with such Eligible RSUs eligible to vest in accordance with the vesting schedule set forth below.

Section 14(c) of the Plan shall not apply to this Award. Notwithstanding the provisions of any plan, policy or agreement, including, but not limited to, any employment agreement or Change in Control Agreement between you and the Company or any Subsidiary of the Company, existing as of the Date of Award Grant (which agreements will not apply to the Award), any RSUs that have not vested as of immediately prior to the Closing will be forfeited immediately, but contingent upon the Closing (without regard to whether any awards will be assumed or substituted for in connection with a Change in Control) and you will have no further rights with respect to those RSUs or any of the underlying Shares. For purposes of clarification, in the event a definitive agreement to which a Change in Control would otherwise become effective is executed, but the definitive agreement is later terminated and the transactions contemplated by the agreement are not consummated, then this Award will continue in effect in accordance with its terms without adjustment and you will not be entitled to any consideration under this Agreement as a result of the termination of the definitive agreement.

Termination of Service

In the event of cessation of your status as a Service Provider for any or no reason before you vest in the RSUs, the RSUs and your right to acquire any Shares hereunder will immediately terminate, unless specifically provided otherwise in this Agreement or other written agreement entered into after the Date of Award Grant

[PERFORMANCE-BASED TRIO UNITS]

between you and the Company or any of its Subsidiaries or Parents, as applicable. For the avoidance of doubt, the provisions of any plan, policy or agreement, including, but not limited to, any employment agreement or Change in Control Agreement between you and the Company or any Subsidiary of the Company, existing as of the Date of Award Grant, will not apply to the Award.

Vesting Requirements

If RSUs are determined to be Eligible RSUs on a Determination Date (including in the event of a Change in Control), then such Eligible RSUs will vest on the same Determination Date provided the Administrator has determined that the Operating Profit Requirement has been satisfied as of such Determination Date, subject to you remaining a Service Provider through the vesting date.

If RSUs are determined to be Eligible RSUs on a Determination Date (other than in the event of a Change in Control) and on such Determination Date the Administrator determines that the Operating Profit Requirement has not been satisfied, then such Eligible RSUs will vest, if at all, on the first date thereafter on which the Administrator determines that the Operating Profit Requirement has been satisfied, and subject to you remaining a Service Provider through such date.

If RSUs are determined to be Eligible RSUs on a Determination Date in connection with a Change in Control, and as of immediately prior to the Closing the Operating Profit Requirement has not been satisfied, then such Eligible RSUs and your right to acquire any Shares hereunder will terminate immediately prior to, but contingent upon, the Closing.

The “Operating Profit Requirement” will be satisfied (i) with respect to any given Eligible RSUs, on the Determination Date on which such RSUs are determined to be Eligible RSUs, if the Administrator determines on that Determination Date that the Company has reported an Operating Profit (as defined below) for each of the two most recently completed Company fiscal quarters preceding the Company fiscal quarter that includes such Determination Date, provided such completed Company fiscal quarters occur in the Performance Period, or (ii) with respect to any given Eligible RSUs, if the Operating Profit Requirement has not been met as of the Determination Date on which such RSUs are determined to be Eligible RSUs, the first date following such Determination Date on which the Administrator determines that the Company has reported an Operating Profit for any two consecutive, completed Company fiscal quarters that occur in the Performance Period. For purposes of clarification, if, on a Determination Date, the Operating Profit Requirement has not been satisfied because subsection (i) has not been satisfied, the Operating Profit Requirement may only be satisfied if, following such Determination Date, the Company reports an Operating Profit for any two consecutive, completed Company fiscal quarters in the remaining Performance Period.

Any determination as to whether the Operating Profit Requirement has been satisfied will be made by the Administrator in its sole discretion within ten (10) business days following the date the Company publicly reports the Operating Profit for the applicable fiscal quarter or on such other date determined by the Administrator.

“Operating Profit” means the Company’s GAAP operating profit for the applicable fiscal quarter as reported in the Company’s SEC filings.

The following examples illustrate the vesting of the Eligible RSUs:

•

Assume that on a Determination Date the Performance Goal is satisfied as to […] Cumulative TRIO Units Shipped and 50% of the Target RSUs become Eligible RSUs. On such Determination Date, the Administrator determines that the Operating Profit Requirement has been satisfied. Subject to you remaining a Service Provider through such Determination Date, the Eligible RSUs will vest on such Determination Date.

[PERFORMANCE-BASED TRIO UNITS]

•

Assume that on a Determination Date the Performance Goal is satisfied as to […] Cumulative TRIO Units Shipped and 50% of the Target RSUs become Eligible RSUs. On such Determination Date, the Operating Profit Requirement has not been satisfied. Subject to you remaining a Service Provider through such vesting date, the Eligible RSUs will vest on the first date following such Determination Date on which the Administrator determines that the Operating Profit Requirement has been satisfied. If the Operating Profit Requirement is not satisfied during the Performance Period, the Eligible RSUs will not vest.

•

Assume that on a Determination Date the Performance Goal is satisfied as to […] Cumulative TRIO Units Shipped and 50% of the Target RSUs become Eligible RSUs. On such Determination Date, the Operating Profit Requirement has not been satisfied. Further assume that on the next Determination Date (and prior to the Operating Profit Requirement being satisfied), the Performance Goal is satisfied as to […] Cumulative TRIO Units Shipped and 100% of the Target RSUs become Eligible RSUs. Those Eligible RSUs will only vest if the Company reports an Operating Profit for two consecutive, completed Company fiscal quarters during the remaining Performance Period and provided that at least one of such two Company fiscal quarters was completed on or after the Determination Date on which the Administrator determined that the Performance Goal as to […] Cumulative TRIO Units Shipped was satisfied, subject to you remaining a Service Provider through such vesting date

•

Assume that in the first and second fiscal quarters of the Company’s 2025 Fiscal Year, the Company reports an Operating Profit, but no Performance Goal has been satisfied as of the end of the second fiscal quarter of the Company’s 2025 Fiscal Year. Further, assume that in the third fiscal quarter of the Company’s 2025 Fiscal Year, the Company does not report an Operating Profit and in the fourth quarter of the Company’s 2025 Fiscal Year, the Performance Goal is satisfied as to […] Cumulative TRIO Units Shipped and 50% of the Target RSUs become Eligible RSUs. Those Eligible RSUs will only vest if the Company reports an Operating Profit for two consecutive, completed Company fiscal quarters during the remaining Performance Period and provided that at least one of such two Company fiscal quarters was completed on or after the Determination Date on which the Administrator determined that the Performance Goal was satisfied, subject to you remaining a Service Provider through such vesting date.

You acknowledge and agree that by accepting this Notice of Grant, it will act as your electronic signature to this Agreement and indicate your agreement and understanding that this award of RSUs is subject to all of the terms and conditions contained in the Plan and this Agreement.

You should retain a copy of your Agreement. You may obtain a paper copy at any time for no charge by contacting Janice Smith or Kevin Soulsby. If you would prefer not to electronically sign this Agreement, you may accept this Agreement by signing a paper copy of the Agreement and delivering it to Janice Smith or Kevin Soulsby. If you have any questions, please contact me at extension 2837 or stop by my office.

/s/ KEVIN SOULSBY
Kevin Soulsby, Corporate Controller

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT (PERFORMANCE-BASED)

1. Grant. The Company hereby grants to the individual (the “Participant”) named in the Notice of RSU Grant (the “Notice of Grant”) under the Intevac, Inc. 2022 Inducement Equity Incentive Plan (the “Plan”) an Award of Restricted Stock Units, subject to all of the terms and conditions in this Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail. Unless otherwise defined herein, the terms defined in the Plan will have the same defined meanings in this Restricted Stock Unit Agreement (the “Agreement” or “Award Agreement”), which includes the Notice of Grant and Terms and Conditions of Restricted Stock Unit Grant (Performance-Based).

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7. Subject to the provisions of Section 4, such vested Restricted Stock Units will be paid in whole Shares as soon as practicable after vesting but in each such case within sixty (60) days following the vesting date or, if earlier, within sixty (60) days from when the applicable Restricted Stock Units are no longer subject to a substantial risk of forfeiture for purposes of Section 409A. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Agreement. No fractional Shares will be issued under this Agreement.

3. Vesting Schedule. Except as provided in Section 4, and subject to any acceleration provisions contained in the Plan or set forth in this Agreement, and subject to Section 5, the Restricted Stock Units awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Agreement unless Participant will have been continuously a Service Provider from the Date of Award Grant until the date such vesting occurs. In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate.

4. Administrator Discretion; Section 409A.

(a) Administrator Discretion; Acceleration.

(i) The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. The payment of Shares vesting pursuant to this Section 4 shall in all cases be paid at a time or in a manner that is exempt from or complies with Section 409A.

(ii) Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such separation from service and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s separation from service, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s separation from service, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from or comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

(b) Section 409A. It is the intent of this Award Agreement that it and all issuances and benefits to U.S. taxpayers hereunder be exempt or excepted from the requirements of Section 409A pursuant to the “short-term deferral” exception under Section 409A, or otherwise be exempted or excepted from, or comply with, Section 409A, so that none of this Award Agreement, the Restricted Stock Units provided under this Award Agreement, or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or excepted, or to so comply. Each issuance upon settlement of the Award under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company or any Service Recipient (as defined below) have any obligation or liability to reimburse, indemnify, or hold harmless Participant or any other person for any taxes, interest or penalties that may be imposed on Participant (or any other person), or other costs incurred by Participant (or any other person) as a result of Section 409A.

5. Forfeiture upon Termination of Status as a Service Provider. The balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.

6. Death of Participant. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Withholding of Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or any Parent or Subsidiary to which Participant is providing services (together, the “Service Recipients”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Units, including, without limitation, (i) all federal, state, and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligations) that are required to be withheld by any Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant; (ii) Participant’s and, to the extent required by any Service Recipient, the Service Recipient’s fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the Restricted Stock Units or sale of Shares; and (iii) any other Service Recipient taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Restricted Stock Units (or settlement thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the applicable Service Recipient(s). Participant further acknowledges that no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (B) makes any commitment to and is under any obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Award Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the applicable Service Recipient(s) (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares and may deem such Shares forfeited to the Company for no consideration.

Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of the Tax Obligations. Prior to vesting and/or settlement of the Restricted Stock Units, Participant will pay or make adequate arrangements satisfactory to the Service Recipient to satisfy all obligations of the Service Recipient for the Tax Obligations. In this regard, Participant authorizes the Service Recipient to withhold all applicable Tax Obligations legally payable by Participant from his or her wages or other cash compensation paid to Participant by the Service Recipient or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under applicable local law, the Company may, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant to satisfy such Tax Obligations, in whole or in part (without limitation) by (a) paying cash (or cash equivalent), (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld for Tax Obligations. The Company, in its sole discretion, will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Participant and, until determined otherwise by the Company, this will be the method by which such obligations for Tax Obligations are satisfied. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4 or Tax Obligations related to the Restricted Stock Units otherwise are due, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.

Participant has reviewed with his or her own tax advisers the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.

8. Acknowledgements. In accepting this Award of Restricted Stock Units, Participant acknowledges, understands and agrees that:

(a) Participant acknowledges receipt of a copy of the Plan (including any applicable appendixes or sub-plans thereunder) and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award of Restricted Stock Units subject to all of the terms and provisions thereof. Participant has reviewed the Plan (including any applicable appendixes or sub-plans thereunder) and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Award. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated in the Notice of Grant;

(b) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c) all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Administrator;

(d) Participant is voluntarily participating in the Plan;

(e) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(f) the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable and cannot be predicted;

(h) for purposes of the Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);

(i) unless otherwise provided in the Plan or by the Administrator in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(j) the following provisions apply only if Participant is providing services outside the United States:

(i) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose;

(ii) Participant acknowledges and agrees that no Service Recipient shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement; and

(iii) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against any Service Recipient, waives his or her ability, if any, to bring any such claim, and releases each Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim

9. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Service Recipients for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data may be transferred to a stock plan service provider, as may be selected by the Company in the future, assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, the Service Recipients, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Service Recipient will not be adversely affected. The only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

10. English Language. Participant has received the terms and conditions of this Agreement and any other related communications, and Participant consents to having received these documents in English. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

11. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

12. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY THROUGH ACHIEVEMENT OF THE PERFORMANCE GOALS SET FORTH IN THE NOTICE OF GRANT COUPLED WITH CONTINUATION AS A SERVICE PROVIDER AND, WHICH CONTINUATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, IS AT THE WILL OF THE APPLICABLE SERVICE RECIPIENT AND NOT THROUGH THE ACT OF BEING HIRED,

BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF ANY SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

13. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Secretary at Intevac, Inc., 3560 Bassett Street, Santa Clara CA 95054, or at such other address as the Company may hereafter designate in writing.

14. Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

15. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Agreement may be assigned only with the prior written consent of the Company.

16. Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate or beneficiaries) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. If any such listing, registration, qualification, rule compliance, clearance, consent or approval has not been completed by the applicable deadline to remain exempt from Section 409A under the “short-term deferral” exemption with respect to a Restricted Stock Unit in a manner that would allow it to be settled by such deadline, such Restricted Stock Unit will be forfeited as of immediately following such deadline for no consideration and at no cost to the Company. Subject to the prior sentence, where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange. Subject to the terms of this Award Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of a Restricted Stock Unit as the Administrator may establish from time to time for reasons of administrative convenience and any such certificate may be in book entry form.

17. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

18. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

19. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or require Participant to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

21. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

22. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.

23. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

24. Governing Law. This Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

25. No Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

26. Tax Consequences. Participant has reviewed with his or her own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.